SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 11, 2001

CYBERCASH, INC. (Exact name of registrant as specified in its charter)

Delaware	000-27470	54-1725021

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Reston Parkway
Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

(703) 620-4200

(Registrant’s telephone number)

Item 5. Other Events.

      On January 11, 2001, CyberCash agreed to restructure certain of its warrant and debt obligations held by two of CyberCash’s investors. The investors agreed to receive a total of 7,711,806 shares of CyberCash common stock, par value $0.001 per share, in exchange for cancelling all warrants held by these investors. The warrants being cancelled represent the right to acquire 17,419,586 shares of CyberCash common stock at a weighted average per share exercise price of $1.07, and include warrants issued on January 6, 1999 and March 31, 1999, which CyberCash previously announced had been adjusted from an exercise price of $9.77 to $0.881 and from a right to acquire a total of 1,404,883 shares of CyberCash common stock to a right to acquire a total of 15,564,695 shares.

      In addition, one of the investors agreed to the automatic conversion of a $10,998,082 subordinated convertible note issued by CyberCash on November 1, 2000. The automatic conversion will occur at the closing of CyberCash’s planned merger with Network 1 Financial Corporation and will result in the issuance of 5,287,539 shares of CyberCash common stock at a conversion rate of $2.08.

      The agreements to exchange the warrants for shares of common stock and the agreement providing for automatic conversion of the note are subject to certain conditions, including approval of CyberCash’s stockholders and execution of definitive documentation. CyberCash also has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares issued pursuant to the agreements.

      A copy of the press release announcing the restructuring is attached as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

      Exhibits.

      99.1 Press release dated January 12, 2001

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	January 16, 2001	CyberCash, Inc.

/s/ John H. Karnes

By: John H. Karnes

Title: Chief Financial Officer

EXHIBIT INDEX

99.1 Press release dated January 12, 2001